Exhibit 99.1

                Mueller Industries, Inc. Declares First Dividend

    MEMPHIS, Tenn., Feb. 17 /PRNewswire-FirstCall/ -- Mueller Industries, Inc. (NYSE: MLI), announced today that its Board of Directors has declared a regular quarterly dividend of 10 cents per share on its common stock. The dividend will be payable March 15, 2004, to shareholders of record on March 1, 2004.

    Harvey L. Karp, Chairman of Mueller Industries, Inc. said, "We are pleased to announce our first cash distribution to shareholders. By initiating a regular dividend, our Board has expressed its confidence in the Company's future direction and financial strength. Our earnings and strong balance sheet enable us to provide this cash dividend and allow us to continue to seek opportunities to deliver long-term value to our shareholders."

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company's SEC filings.

SOURCE  Mueller Industries, Inc.
    -0-                             02/17/2004
    /CONTACT: Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/
    (MLI)

CO:  Mueller Industries, Inc.
ST:  Tennessee
IN:  MNG CST
SU:  DIV